Exhibit 99

MATRIX SERVICE COMPANY REPORTS FOURTH QUARTER AND FULL-YEAR FISCAL 2024 RESULTS; ISSUES FISCAL 2025 REVENUE GUIDANCE

TULSA, OK – September 9, 2024 – Matrix Service Company (Nasdaq: MTRX), a leading North American industrial engineering, construction, and maintenance contractor, today announced results for the fourth quarter and year ended June 30, 2024.

FOURTH QUARTER FISCAL 2024 RESULTS
(all comparisons versus the prior year quarter unless otherwise noted)

•Total backlog of $1.4 billion, +31% on a year-over-year basis
•Total project awards in the quarter of $175.9 million, resulting in a book-to-bill ratio of 0.9x
•Revenue of $189.5 million
•Net loss per share of $(0.16) versus $(0.01); adjusted net loss per share of $(0.14)(1) versus $(0.11)
•Adjusted EBITDA of $0.2 million(1) versus $2.2 million
•Cash flow from operations of $47.0 million
•Liquidity at June 30, 2024 of $169.6 million with no outstanding debt

FULL-YEAR FISCAL 2024 RESULTS
(all comparisons versus the prior year unless otherwise noted)

•Total project awards of $1.1 billion, resulting in a book-to-bill ratio of 1.5x
•Revenue of $728.2 million
•Net loss per share of $(0.91) versus $(1.94); adjusted net loss per share of $(1.03) versus $(1.48)
•Adjusted EBITDA of $(10.5) million versus $(18.0) million
•Cash flow from operations of $72.6 million

FULL-YEAR FISCAL 2025 REVENUE GUIDANCE
•Revenue between $900 and $950 million

“We advanced work on multiple large projects during the quarter, which contributed to meaningful cash generation to close-out the fiscal year,” said John Hewitt, President and Chief Executive Officer. “As a reminder, we are still in the early phases of these multi-year projects.

“Demand within our core markets remains robust and bidding activity continues to be strong. We ended the year with a book to bill of 1.5x which drove backlog growth of 31% on a year-over-year basis.
(1) Adjusted net loss and adjusted loss per share are non-GAAP financial measures which exclude restructuring costs and gain on sale of non-core assets, Adjusted EBITDA is a non-GAAP financial measure which excludes interest expense, interest income, income taxes, depreciation and amortization expense, impairments to goodwill, gain on asset sales, restructuring costs, and stock-based compensation. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.

“As we enter fiscal 2025, Matrix is well-positioned to achieve significant improvement in revenue, a return to historical margins, and improved earnings. The Company begins the year with a backlog of $1.4 billion, an opportunity pipeline of over $6 billion, and a streamlined organization that will efficiently leverage the Company’s cost structure as it continues to grow.

“We have reached an inflection point and, as we move through the year, we believe revenues from strong project execution and conversion of backlog put the company on a trajectory of upward growth and profitability.

“Based on the activity in our business, we are providing full-year revenue guidance that reflects the strength of the business and our expectations for growth.”

Financial Summary
Fiscal fourth quarter revenue was $189.5 million, compared to $205.9 million in the fiscal fourth quarter of 2023. The decline was due to lower revenues from refinery maintenance and turnarounds, and midstream gas processing projects, offset by increases in revenues from peak shaver projects and LNG storage projects.

Gross margin was $12.4 million, or 6.6%, in the fourth quarter of fiscal 2024 compared to $14.7 million, or 7.1% for fourth quarter fiscal 2023. Strong project execution in the fiscal fourth quarter was partly offset by lower revenue volumes due to slower than expected project start-ups.

SG&A expenses were $17.3 million in the fourth quarter of fiscal 2024 compared to $17.0 million in the fourth quarter of fiscal 2023.

The Company's effective tax rate for the fourth quarter of fiscal 2024 was 0.9%, compared to the fourth quarter fiscal 2023 rate of 9.9%, impacted by the valuation allowance placed on all our deferred tax assets due to the existence of a cumulative loss over a three-year period. The Company's effective tax rate for fiscal 2024 was 0.1%, compared to 0.8% for fiscal 2023.

For the fourth quarter of fiscal 2024, the Company had a net loss of $4.4 million, or $(0.16) per share, compared to a net loss of $0.3 million, or $(0.01) per share, in the fourth quarter of fiscal 2023. Net loss for the full year fiscal 2024 was $25.0 million, or $(0.91) per share, compared to a net loss of $52.4 million, or $(1.94) per share for fiscal year 2023. Adjusted net loss for the fourth quarter fiscal 2024 was $3.9 million, or $(0.14) per share compared to $3.0 million, or $(0.11) per share for the fourth quarter fiscal 2023. Adjusted net loss for fiscal 2024 was $29.0 million, or $(1.06) per share, compared to $39.8 million, or $(1.48) per share for fiscal 2023.

Segment Results
Storage and Terminals Solutions segment revenue increased to $70.0 million in the fourth quarter compared to $64.1 million in the fourth quarter of fiscal 2023, due to increased activity on NGL storage projects. Gross margin was 3.1% in the fourth quarter of fiscal 2024, compared to 3.2% in the fourth quarter fiscal 2023.

Utility and Power Infrastructure segment revenue increased to $65.3 million in the fourth quarter of fiscal 2024 compared to $39.1 million in the fourth quarter of fiscal 2023, benefiting from higher volumes of work associated with LNG peak shaving projects. Gross margin decreased to 4.2% in the fourth quarter fiscal 2024, compared to 9.6% for the fourth quarter fiscal 2023, due to lower margins on power delivery work for competitively bid projects. Margins were also impacted during the period by the under-recovery of construction overhead costs due to the allocation of resources to this segment in support of early-stage activity on large construction projects.

Process and Industrial Facilities segment revenue decreased to $54.2 million in the fourth quarter of fiscal 2024 compared to $102.7 million in the fourth quarter of fiscal 2023, primarily due to lower revenue for midstream gas processing projects, refinery maintenance and turnarounds, and a recently completed large renewable diesel project. Fourth quarter gross margin increased to 15.4%, compared to 8.2% for the fourth quarter fiscal 2023 due to overall strong project execution across the entire portfolio of projects.

Outlook

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of September 9, 2024. Various factors outside of the Company's control may impact the Company's revenue and business. This includes the timing of project awards and starts which may be impacted by market fundamentals, client decision-making, and the regulatory environment in which they operate. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document:

	Fiscal Year 2024	Fiscal Year 2025
	Actual	Guidance	% Change
Revenue	$728.2 million	$900 - $950 million	24% - 30%

On an overall basis, the quality of the Company’s backlog remains strong, and its revenue is expected to increase in fiscal 2025 as the current backlog converts to revenue.

On a segment basis:
•In Storage and Terminal Solutions segment, the Company expects revenue to increase as the level of work increases on specialty vessel and related facility projects currently in backlog.
•In the Utility and Power Infrastructure segment, the Company expects revenue to increase as the level of work accelerates on LNG peak shaving projects currently in backlog.
•In the Process and Industrial Facilities segment, the Company expects revenue to decrease on a year over year basis as existing projects near completion and we await the start of new projects both in backlog and in our opportunity pipeline.
Backlog

The Company’s backlog remained at near record levels in the fourth quarter of fiscal 2024, ending at $1.4 billion as of June 30, 2024. Project awards totaled $175.9 million in the fourth quarter of fiscal 2024, resulting in a full year book-to-bill ratio of 1.5x. Project awards in the quarter included a significant butane storage project. The table below summarizes our awards, book-to-bill ratios and backlog by segment for our fourth fiscal quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended		Fiscal Year Ended
	June 30, 2024		June 30, 2024		Backlog as of
Segment:	Awards	Book-to-Bill(1)	Awards	Book-to-Bill(1)	June 30, 2024
Storage and Terminal Solutions	$129,911	1.9x	$804,396	2.9x	$798,255
Utility and Power Infrastructure	12,543	0.2x	104,099	0.6x	379,697
Process and Industrial Facilities	33,432	0.6x	182,382	0.7x	$251,521
Total	$175,886	0.9x	$1,090,877	1.5x	$1,429,473

(1)Calculated by dividing project awards by revenue recognized during the period.

Financial Position

Net cash provided by operating activities during fiscal 2024 was $72.6 million, compared to $10.2 million during fiscal 2023. Net cash provided by operating activities during the year primarily reflect scheduled payments from customers associated with project awards in backlog.

As of June 30, 2024, Matrix had total liquidity of $169.6 million. Liquidity is comprised of $115.6 million of unrestricted cash and cash equivalents and $54.0 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the facility. As of June 30, 2024, we had no outstanding borrowings under the facility.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, September 10, 2024.
Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/9dfxb3ch, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register.vevent.com/register/BI896f05552b1f480eac6c6f77492cc225 at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering, construction, and maintenance contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.

The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.

With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification by 2020 Women on Boards, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Fiscal Years Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenue	$189,499	$205,854	$728,213	$795,020
Cost of revenue	177,052	191,159	687,740	764,200
Gross profit	12,447	14,695	40,473	30,820
Selling, general and administrative expenses	17,293	17,031	70,085	68,249
Goodwill impairment	—	—	—	12,316
Restructuring costs	501	261	501	3,142
Operating loss	(5,347)	(2,597)	(30,113)	(52,887)
Other income (expense):
Interest expense	(343)	(468)	(1,130)	(2,024)
Interest income	862	126	1,339	290
Other	411	2,566	4,892	1,860
Loss before income tax expense (benefit)	(4,417)	(373)	(25,012)	(52,761)
Provision (benefit) for federal, state and foreign income taxes	(40)	(37)	(36)	(400)
Net loss	$(4,377)	$(336)	$(24,976)	$(52,361)
Basic loss per common share	$(0.16)	$(0.01)	$(0.91)	$(1.94)
Diluted loss per common share	$(0.16)	$(0.01)	$(0.91)	$(1.94)
Weighted average common shares outstanding:
Basic	27,447	27,047	27,379	26,988
Diluted	27,447	27,047	27,379	26,988

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2024	June 30, 2023
Assets
Current assets:
Cash and cash equivalents	$115,615	$54,812
Accounts receivable, net of allowance for credit losses	138,987	145,764
Costs and estimated earnings in excess of billings on uncompleted contracts	33,893	44,888
Inventories	8,839	7,437
Income taxes receivable	180	496
Prepaid expenses	4,065	5,741
Other current assets	12	3,118
Total current assets	301,591	262,256
Restricted cash	25,000	25,000
Property, plant and equipment - net	43,498	47,545
Operating lease right-of-use assets	19,150	21,799
Goodwill	29,023	29,120
Other intangible assets, net of accumulated amortization	1,651	3,066
Other assets, non-current	31,438	11,718
Total assets	$451,351	$400,504

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2024	June 30, 2023
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65,629	$76,365
Billings on uncompleted contracts in excess of costs and estimated earnings	171,308	85,436
Accrued wages and benefits	15,878	13,679
Accrued insurance	4,605	5,579
Operating lease liabilities	3,739	4,661
Other accrued expenses	3,956	1,815
Total current liabilities	265,115	187,535
Deferred income taxes	25	26
Operating lease liabilities	19,156	20,660
Borrowings under asset-backed credit facility	—	10,000
Other liabilities, non-current	2,873	799
Total liabilities	287,169	219,020
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2024 and June 30, 2023; 27,308,795 and 27,047,318 shares outstanding as of June 30, 2024 and June 30, 2023, respectively	279	279
Additional paid-in capital	145,580	140,810
Retained earnings	33,941	58,917
Accumulated other comprehensive loss	(9,535)	(8,769)
Treasury stock, at cost — 579,422 and 840,899 shares as of June 30, 2024 and June 30, 2023, respectively	(6,083)	(9,753)
Total stockholders' equity	164,182	181,484
Total liabilities and stockholders’ equity	$451,351	$400,504

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Fiscal Years Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Operating activities:
Net loss	$(4,377)	$(336)	$(24,976)	$(52,361)
Adjustments to reconcile net loss to net cash provided (used) by operating activities
Depreciation and amortization	2,686	3,195	11,023	13,694
Goodwill impairment	—	—	—	12,316
Stock-based compensation expense	1,980	1,637	7,745	6,791
Gain on sale of property, plant and equipment	(393)	(2,820)	(4,923)	(2,841)
Other	1,193	21	1,362	147
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	31,003	18,147	(12,077)	8,663
Costs and estimated earnings in excess of billings on uncompleted contracts	707	8,510	10,995	(136)
Inventories	218	559	(1,402)	2,506
Other assets and liabilities	2,244	137	3,897	10,538
Accounts payable	10,538	10,554	(10,385)	1,210
Billings on uncompleted contracts in excess of costs and estimated earnings	3,651	(29,293)	85,872	20,330
Accrued expenses	(2,446)	(2,467)	5,440	(10,610)
Net cash provided by operating activities	47,004	7,844	72,571	10,247
Investing activities:
Capital expenditures	(1,305)	(2,797)	(6,994)	(9,009)
Proceeds from asset sales	514	6,356	6,049	6,466
Net cash provided (used) by investing activities	(791)	3,559	(945)	(2,543)
Financing activities:
Advances under asset-backed credit facility	—	—	10,000	10,000
Repayments of advances under asset-backed credit facility	—	(5,000)	(20,000)	(15,000)
Payment of debt amendment fees	(100)	—	(100)	—
Proceeds from issuance of common stock under employee stock purchase plan	52	52	184	252
Repurchase of common stock for payment of statutory taxes due on equity-based compensation	—	—	(456)	(310)
Net cash used by financing activities	(48)	(4,948)	(10,372)	(5,058)
Effect of exchange rate changes on cash	(208)	153	(451)	(205)
Net increase in cash and cash equivalents	45,957	6,608	60,803	2,441
Cash, cash equivalents, and restricted cash, beginning of period	94,658	73,204	79,812	77,371
Cash, cash equivalents, and restricted cash, end of period	$140,615	$79,812	$140,615	$79,812
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Income taxes	$(17)	$(51)	$(165)	$(13,337)
Interest	$104	$418	$880	$2,093
Non-cash investing and financing activities:
Purchases of property, plant and equipment on account	$101	$74	$140	$104

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended June 30, 2024
Total revenue (1)	$69,992	$65,261	$54,246	$—	$189,499
Cost of revenue	(67,799)	(62,549)	(45,910)	(794)	(177,052)
Gross profit (loss)	2,193	2,712	8,336	(794)	12,447
Selling, general and administrative expenses	5,461	2,585	2,470	6,777	17,293
Restructuring costs	—	52	215	234	$501
Operating income (loss)	$(3,268)	$75	$5,651	$(7,805)	$(5,347)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $0.4 million for the three months ended June 30, 2024.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended June 30, 2023
Total revenue (1)	$64,079	$39,075	$102,700	$—	$205,854
Cost of revenue	(62,012)	(35,305)	(94,303)	461	(191,159)
Gross profit	2,067	3,770	8,397	461	14,695
Selling, general and administrative expenses	4,712	1,651	3,601	7,067	17,031
Restructuring costs	(15)	—	169	107	261
Operating income (loss)	$(2,630)	$2,119	$4,627	$(6,713)	$(2,597)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $2.8 million for the three months ended June 30, 2023.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Fiscal Year Ended June 30, 2024
Total revenue (1)	$276,800	$183,920	$266,260	$1,233	$728,213
Cost of revenue	(265,503)	(174,688)	(244,408)	(3,141)	(687,740)
Gross profit (loss)	11,297	9,232	21,852	(1,908)	40,473
Selling, general and administrative expenses	19,823	8,844	10,354	31,064	70,085
Restructuring costs	—	52	215	234	501
Operating income (loss)	$(8,526)	$336	$11,283	$(33,206)	$(30,113)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $2.4 million for the year ended June 30, 2024.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Fiscal Year Ended June 30, 2023
Total revenue (1)	$255,693	$169,504	$369,823	$—	$795,020
Cost of revenue	(245,223)	(158,805)	(359,067)	(1,105)	(764,200)
Gross profit (loss)	10,470	10,699	10,756	(1,105)	30,820
Selling, general and administrative expenses	20,054	7,045	14,909	26,241	68,249
Goodwill impairment	—	—	12,316	—	12,316
Restructuring costs	969	37	972	1,164	3,142
Operating income (loss)	$(10,553)	$3,617	$(17,441)	$(28,510)	$(52,887)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $5.6 million for the year ended June 30, 2023.

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended June 30, 2024

The following table provides a summary of changes in our backlog for the three months ended June 30, 2024:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of March 31, 2024	$738,337	$432,415	$279,486	$1,450,238
Project awards	129,911	12,543	33,432	175,886
Other adjustment	—	—	(7,152)	(7,152)
Revenue recognized	(69,993)	(65,261)	(54,245)	(189,499)
Backlog as of June 30, 2024	$798,255	$379,697	$251,521	$1,429,473
Book-to-bill ratio (1)	1.9x	0.2x	0.6x	0.9x

(1)Calculated by dividing project awards by revenue recognized.
Fiscal Year Ended June 30, 2024

The following table provides a summary of changes in our backlog for the fiscal year ended June 30, 2024:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2023	$270,659	$459,518	$359,921	$1,090,098
Project awards	804,396	104,099	182,382	1,090,877
Other adjustment (2)	—	—	(24,522)	(24,522)
Revenue recognized	(276,800)	(183,920)	(266,260)	(726,980)
Backlog as of June 30, 2024	$798,255	$379,697	$251,521	$1,429,473
Book-to-bill ratio (1)	2.9x	0.6x	0.7x	1.5x

(1)Calculated by dividing project awards by revenue recognized.
(2)Backlog was reduced primarily to account for a reduction of work available to us under an existing refinery maintenance program.

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before restructuring costs, goodwill and intangible asset impairments, and gain on sale of assets, and the tax impact of these adjustments, because we believe it better depicts our core operating results. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include impairments to goodwill. While impairments to intangible assets including goodwill are non-cash expenses in the period recognized, cash or other consideration was still transferred in exchange for the intangible assets in the period of the acquisition. Any measure that excludes impairments to intangible assets has material limitations since these expenses represent the loss of an asset that was acquired in exchange for cash or other assets.
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
•It does not include gain on the sale of assets. While these sales occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sales resulted in material inflows of cash.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended		Fiscal Years Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net loss, as reported	$(4,377)	$(336)	$(24,976)	$(52,361)
Restructuring costs	501	261	501	3,142
Goodwill impairment	—	—	—	12,316
Gain on sale of assets(2)	—	(2,905)	(4,542)	(2,905)
Tax impact of adjustments and other net tax items(3)	—	—	—	—
Adjusted net loss	$(3,876)	$(2,980)	$(29,017)	$(39,808)

Loss per fully diluted share, as reported	$(0.16)	$(0.01)	$(0.91)	$(1.94)
Adjusted loss per fully diluted share	$(0.14)	$(0.11)	$(1.06)	$(1.48)

(1)Beginning with fiscal 2024, the definition of Adjusted net loss and Adjusted loss per share was updated to no longer include changes in the valuation allowance of deferred tax assets. Prior period information has been adjusted to conform to the updated definition of Adjusted net loss and Adjusted loss per share.
(2)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million. In the second quarter of fiscal 2024 we sold our Catoosa, OK facility and recorded a gain of $2.0 million. In fiscal 2023, we recorded a $2.9 million gain on the sale of our industrial cleaning business in the fourth quarter of fiscal 2023.
(3)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
We have presented Adjusted EBITDA, which we define as net loss before goodwill impairments, gain on sale of assets, restructuring costs, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because we have money invested in money market depository accounts and we will have earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include impairments to goodwill. While impairments to intangible assets including goodwill are non-cash expenses in the period recognized, cash or other consideration was still transferred in exchange for the intangible assets in the period of the acquisition. Any measure that excludes impairments to intangible assets has material limitations since these expenses represent the loss of an asset that was acquired in exchange for cash or other assets.

•It does not include gain on asset sales. While these sales occurred outside the normal course of business and are not expected to be recurring, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.

•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we historically release vested shares out of our treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net loss to Adjusted EBITDA follows:
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended		Fiscal Years Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net loss	$(4,377)	$(336)	$(24,976)	$(52,361)
Interest expense	343	468	1,130	2,024
Interest income(1)	(862)	(126)	(1,339)	(290)
Provision (benefit) for federal, state and foreign income taxes	(40)	(37)	(36)	(400)
Depreciation and amortization	2,686	3,195	11,023	13,694
Goodwill impairment	—	—	—	12,316
Gain on sale of assets(2)	—	(2,905)	(4,542)	(2,905)
Restructuring costs	501	261	501	3,142
Stock-based compensation(3)	1,980	1,637	7,745	6,791
Adjusted EBITDA	$231	$2,157	$(10,494)	$(17,989)

(1)Beginning with fiscal 2024, to be more consistent with our peers, we updated our calculation methodology of adjusted EBITDA to include interest income, prior periods have been adjusted to the new methodology.
(2)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million. In the second quarter of fiscal 2024 we sold our Catoosa, OK facility and recorded a gain of $2.0 million. In fiscal 2023, we booked a $2.9 million gain on the sale of our industrial cleaning business in the fourth quarter of fiscal 2023.
(3)Represents only the equity-settled portion of our stock-based compensation expense.